Exhibit 10.1
PJC Investments, LLC
204 Woodhew Drive
Waco, TX 76712

May 9, 2018

Emergent Capital, Inc.
Board of Directors
c/o Ms. Miriam Martinez, CFO
5355 Town Center Road
Suite 701
Boca Raton, FL 33486

Confidential

Ladies and Gentlemen:

PJC Investments, LLC (“PJC”) hereby confirms it, or its designee(s), will invest, on the terms and subject to the conditions set forth in this letter, up to $2 million (the “Investment”) in Emergent Capital, Inc. (the “Company), at any time during the period from the date of this letter to May 15, 2019, in accordance with the terms below.

The conditions precedent for such an investment are:

1.
The Investment will be required upon a determination by the Company’s Board of Directors (the “Board”) that the Company is in need of capital in order to meet its current financial obligations and requires an immediate capital infusion;

2.
The Investment will be in the form of a either (i) Senior Secured 8.5% Note (a "Senior Note") issued pursuant to the Company’s Amended and Restated Senior Secured Note Indenture dated as of July 28, 2017 (the “Indenture”), (ii) another form of debt that will not mature earlier than May 15, 2019, (iii) an equity investment, or (iv) a combination of (i) – (iii) above, in any case, as mutually agreed between PJC and the Company;

3.	The Company must request the Investment by delivering to PJC a written request for funding from PJC indicating the requested amount and form of the Investment (a “Request”);

4.	PJC shall have 30 days from the date of the Request to fund the Investment;

5.
PJC and the Company agree that the amount of the Investment committed by PJC pursuant to this letter may be reduced based on the achievement by the Company of certain liquidity targets to be agreed upon between PJC and the Company; provided that any such reduced commitment does not directly result in further liquidity shortfalls or insolvency by the Company; and

6.
Management of the Company has developed cash flow estimates which, based on the nature of the business, can be uncertain as to both timing and amount.  This Investment as outlined above is intended to only cover operating cash flow shortfalls based on management’s current projections in the ordinary course of business. Shortfalls arising

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from extraordinary events including events outside of the Company’s control are not contemplated under this support letter.

This letter replaces and supersedes that certain letter to the Company from PJC dated March 13, 2018 relating to a similar commitment, and such prior letter is of no further force and effect.

This letter is for the sole benefit of PJC and the Company. A copy of this letter is being provided to Grant Thornton LLP, 1301 International Parkway, Suite 300, Fort Lauderdale, FL 33323.

Very truly yours,

_/s/ Patrick J. Curry___________
Name: Patrick J. Curry
Title: Chief Executive Officer

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